UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2017 (February 8, 2017)

GREEN DRAGON WOOD PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Florida	000-53379	26-1133266
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Unit 312, 3rd Floor, New East Ocean Centre

9 Science Museum Road

Kowloon, Hong Kong

(Address of Principal Executive Offices)

Registrant’s telephone number: +852-2482-5168

N/A

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously disclosed on a Form 8-K filed by Green Dragon Wood Products, Inc., a Florida corporation (the “ Company”) on February 3, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Zeecol Limited, a New Zealand corporation (“Zeecol”), the shareholders of Zeecol and Zeecol Acquisition Limited, a New Zealand corporation and a wholly-owned subsidiary of the Company (the “Merger Sub”), providing for the merger of Merger Sub with and into Zeecol (the “Merger”), with Zeecol surviving the Merger as a wholly-owned subsidiary of the Company. The Merger was consummated on February 8, 2017.

In consideration for the Merger, the Zeecol Shareholders exchanged all of the issued and outstanding shares of Zeecol to the Company, and the Company issued 116,561,667 shares of Company common stock, par value $0.001 (“Common Stock”) to the Zeecol Shareholders.

As a condition to closing the Merger, Kwok Leung Lee (“Mr. Lee”), the majority shareholder and Chief Executive Officer of the Company agreed to return 20,120,000 of his shares of Common Stock, representing all of his Common Stock holdings, to the Company.

The Company will undertake the steps necessary to change its name to “Zeecol International, Inc.”

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance sheet Arrangement of a Registrant

The Company entered into a convertible promissory note (the “Note”) with Mr. Lee in the principal sum of $300,000 (the “Principal Amount”). The Note bears no interest and has a term of six (6) months (the “Termination Date”). Prior to the Termination Date, the Principal Amount is convertible into a number of shares of common stock of the Company equal to three percent (3%) of the number of shares of common stock of the Company issued and outstanding on the date of such conversion. The foregoing description of the Note is not complete and is qualified in its entirety by reference to the Note, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 5.01.	Changes in Control of Registrant.

The disclosure set forth in Item 2.01 above is incorporated into this Item 5.01 by reference. Upon the closing of the Merger, the Zeecol Shareholders now own approximately 97% of the issued and outstanding Common Stock. Prior to the Merger, Mr. Lee was the Company’s controlling shareholder.

Pursuant to the Merger Agreement, as soon as practicable after the closing of the Merger, the Company will cause its current officers and directors to resign and to be replaced by the designees of Zeecol.

Item 5.03.	Amendments to Certificate of Incorporation or Bylaws; Change in Fiscal Year.

As a condition to closing the Merger, the Company filed Articles of Amendment to its Articles of Incorporation, as amended (the “Articles of Amendment”) with the State of Florida. The Articles of Amendment modified the rights of the holders of Series A Preferred Stock of the Company, the only holder of such shares being Mr. Lee (the “Holder”). Each share of Series A Preferred Stock shall exist until the date that is six (6) months from the date of filing the Articles of Amendment (the “Expiration Date”), unless extended in certain circumstances as set forth therein. On or prior to the Expiration Date, the Company has the option to cause the Holder to redeem all of the 2,000,000 shares of Series A Preferred Stock held by the Holder to the Company in exchange for the business (including all of the assets and the liabilities) of the Company that existed just prior to February 2, 2017, (the “Existing Green Dragon Business”) (the “Mandatory Redemption”). Additionally, on or prior to the Expiration Date, the Holder may redeem his shares of Series A Preferred Stock by redeeming all of his shares of Series A Preferred Stock to the Company in exchange for the Existing Green Dragon Business (the “Holder Optional Redemption”), or prior to the Expiration Date, the Holder has the option to convert all of the shares of Series A Preferred Stock he owns into a number of shares of Common Stock to be mutually agreed upon by and between the Holder and the Corporation at the time of conversion; provided, however, that the Holder shall be entitled to receive at least a minimum of $500,000 worth of shares of Common Stock, based on the fair market value of such Common Stock on the date of conversion.

The foregoing description of the Articles of Amendment is not complete and is qualified in its entirety by reference to the Articles of Amendment, which are filed as Exhibit 3.1 hereto and are incorporated herein by reference.

Item 9.01	Financial Statement and Exhibits.

(d)	Exhibits

Exhibit No.	Description
3.1	Articles of Amendment to Articles of Incorporation of Green Dragon Wood Products, Inc.
10.1	Promissory Note, issued to Kwok Leung Lee, dated February 8, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Green Dragon Wood Products, Inc.

Date: February 9, 2017

/s/ Kwok Leung Lee
Name: Kwok Leung Lee
Title: Chief Executive Officer

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